                                                                     EXHIBIT 5.1


                                     [Logo]




Board of Directors
American Dental Technologies, Inc.
28411 Northwestern Highway, Suite 1100
Southfield, Michigan 48034-5541

     Re: Registration Statement on Form S-4

Gentlemen:

I have acted as general counsel for American Dental Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of a registration statement on Form S-4 (the "Registration Statement") relating to the offering by the Company in the manner described in the Registration Statement, of up to 11,881,856 shares of the Company's common stock ("Common Stock").

In so acting, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of such corporate records, documents, certificates and other instruments as in my judgment are necessary or appropriate to enable me to render the opinion expressed below.

Based upon the foregoing, I am of the opinion that:

     1. The Company has been duly incorporated and is in good standing under the laws of the State of Delaware.

     2. The shares of Common Stock to which the Registration Statement relates are and, to the extent not yet issued, will be, when issued in the manner specified in the Registration Statement, legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement. I further consent to the reference to me under the heading "Legal Matters" in the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act.

Sincerely,

/s/ Raymond F. Winter

Raymond F. Winter